Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Whitestone REIT on Form S-8 (No. 333-156512), pertaining to the incentive plan of Whitestone  REIT, and the Registration Statement of Whitestone REIT on  Form S-3 (No. 333-174608), pertaining to the dividend reinvestment plan of Whitestone REIT,  of our reports dated February 29, 2012, with respect to the consolidated financial statements of Whitestone REIT, and the effectiveness of Whitestone REIT's internal control over financial reporting, each appearing in the Annual Report on Form 10-K of Whitestone REIT  for the year ended December 31, 2011.

/s/ PANNELL KERR FORSTER OF TEXAS P.C.

Houston, Texas
February 29, 2012